EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> CATERPILLAR FINANCIAL SERVICES CORPORATION

CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No. 333-59540

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO. 088 Trade Date: 06/14/01

(To Prospectus Supplement & Prospectus dated

June 1, 2001) Issue Date: 06/19/01

The Date of this Pricing Supplement June 14, 2001

SUBJECT TO REDEMPTION OR REPAYMENT

CUSIP Date and terms of redemption or

or Stated Interest repayment (including any

Common Interest Price to Discounts & Payment Survivors applicable regular or special

Code Rate (1) Maturity Public (2) Commissions Frequency Option Yes/No record dates)

14911QDR9 5.15% 06/15/04 100% 0.625% Semi-Annually YES NO

Principal 1st Payment Day

Amount Proceeds Dealer Date Count

$1,701,000.00 $1,690,368.75 ABN AMRO Inc. 12/15/01 30/360

Original Issue Discount Note: Total Amount of OID:

____ Yes X No N/A

  The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $[14.572]mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect. Subsequent offerings of PowerNotes (SM) will be made under a Prospectus Supplement and Prospectus dated June 1, 2001.
  Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.